UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 1, 2009

GENERAL MOTORS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03	Bankruptcy or Receivership

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 1, 2009, General Motors Corporation (“GM”) and its direct and indirect subsidiaries Saturn LLC (“Saturn LLC”), Saturn Distribution Corporation (“Saturn Distribution”) and Chevrolet-Saturn of Harlem, Inc. (“Harlem”, and collectively with GM, Saturn LLC and Saturn Distribution, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case Nos. 09-50026 (REG), 09-50027 (REG), 09-50028 (REG) and 09-13558 (REG), respectively). The reorganization cases are being jointly administered under Case No. 09-50026 (REG) and the Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In connection with the bankruptcy filings, the Debtors entered into a Master Sale and Purchase Agreement (the “Purchase Agreement”), dated as of June 1, 2009, between the Debtors and Vehicle Acquisition Holdings LLC (“New GM”), an entity formed by the United States Department of the Treasury (the “U.S. Treasury”), pursuant to which New GM would purchase substantially all of the assets of the Debtors pursuant to Section 363(b) of the Bankruptcy Code (the “363 Sale”) from GM (following the 363 Sale, GM is referred to as “Old GM”). The purchase price to be paid by New GM to Old GM shall be equal to the sum of (i) a credit bid in an amount equal to the amount of indebtedness owed as of the closing date of the 363 Sale by GM and its subsidiaries pursuant to GM’s existing credit agreement with the U.S. Treasury and an amount equal to the amount of indebtedness owed as of the closing date of the 363 Sale by GM and its subsidiaries under GM’s debtor–in-possession credit agreement with the U.S. Treasury and the Canadian and Ontario governments (as discussed below), less approximately $8.0 billion of debt expected to be owed to the U.S. Treasury following the confirmation of the 363 Sale, representing $7.1 billion of debt expected to be assumed by New GM ($6.7 billion under GM’s debtor-in-possession credit agreement and approximately $0.4 billion of debt related to the warranty program created to ensure the performance of certain of GM’s warranty obligations during GM’s restructuring period) and $950 million of debt (as discussed below) expected to be owed by Old GM to the U.S. Treasury, (ii) the warrants previously issued to the U.S. Treasury by GM, (iii) the issuance by New GM to Old GM of (a) 10% of New GM’s common stock and (b) warrants to acquire newly issued shares of New GM equal to 15% of New GM common stock on a fully diluted basis, and (iv) the assumption by New GM or its designated subsidiaries of certain specified liabilities. Pursuant to Sections 363(b) and 365 of the Bankruptcy Code, upon the closing of the 363 Sale, (a) the Debtors will sell to New GM substantially all of the assets of the Debtors (other than certain specified assets, including certain real property, GM’s equity interests in certain of GM’s subsidiaries, and certain of GM’s contractual obligations) and (b) New GM will assume certain specified liabilities of the Debtors.

Consummation of the 363 Sale is subject to approval by the Bankruptcy Court and certain specified closing conditions. The Debtors expect to close the transaction in the third quarter of 2009. The Purchase Agreement may be terminated by either the Debtors or New GM if the 363 Sale has not occurred prior to August 15, 2009, or such later date as the parties may agree in writing, such date not to be later than September 15, 2009. In addition, either the Debtors or New GM may terminate the Purchase Agreement if the Bankruptcy Court has not entered an order approving the 363 Sale prior to July 10, 2009. The Purchase Agreement is incorporated herein and is attached hereto as Exhibit 10.1.

Following the 363 Sale, Old GM will be responsible for $950 million of indebtedness expected to be owed by Old GM to the U.S. Treasury, which will be non-recourse and secured by all assets of the Debtors (other than the New GM common stock and New GM warrants and securities received in respect thereof) and the proceeds of which debt will be used to fund the Debtors’ bankruptcy cases, and it will remain responsible for approximately $27.2 billion principal amount of GM’s unsecured public notes, which are expected to ultimately comprise a significant majority of the total unsecured claims against Old GM, although there can be no assurance as to the ultimate amount of unsecured claims against Old GM that might arise in the context of a Chapter 11 case.1 Old GM will hold 10% of New GM common stock and warrants to purchase New GM common stock as described below, which will comprise a substantial portion of its assets.

[1]	In the event the total allowed general unsecured claims against the Debtors exceed $35.0 billion, the U.S. Treasury has agreed that New GM would issue 10,000,000 additional shares of New GM common stock to Old GM as an adjustment to the purchase price (as adjusted to take into account any stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction).

New GM is expected to have the following capitalization after consummation of the 363 Sale:

Common equity	The outstanding common stock of New GM (without giving effect to the warrants described below) would be allocated as follows:

	•	60.8% (304,131,356 shares) to the U.S. Treasury

	•	11.7% (58,368,644 shares) to the Canadian and Ontario governments (collectively)

	•	17.5% (87,500,000 shares) to new Voluntary Employee Beneficiary Association (“New VEBA”) to be established by the United Auto Workers

	•	10% (50,000,000 shares) to Old GM

Warrants	Warrant 1 issued to Old GM

	•	Warrant to acquire 45,454,545 newly issued shares of New GM common stock, exercisable at any time prior to the seventh anniversary of issuance, with an exercise price set at $30.00 per share

Warrant 2 issued to Old GM

	•	Warrant to acquire 45,454,545 newly issued shares of New GM common stock, exercisable at any time prior to the tenth anniversary of issuance, with an exercise price set at $55.00 per share

Warrant issued to New VEBA

	•	Warrant to acquire 15,151,515 newly issued shares of New GM common stock, exercisable at any time prior to December 31, 2015, with an exercise price set at $126.92 per share

Debt	Approximately $17.3 billion estimated total consolidated debt (excluding debt related to GM’s automotive supplier financing program and warranty program), including approximately:

	•	$6.7 billion owed to the U.S. Treasury

	•	$1.3 billion owed to the Canadian and Ontario governments (collectively)

	•	$2.5 billion owed to New VEBA

	•	$6.8 billion of other, primarily international debt, but excluding Europe

Perpetual preferred stock	$9.0 billion cumulative perpetual preferred stock with a 9% dividend per annum, consisting of:
	•	$2.1 billion issued to the U.S. Treasury

	•	$0.4 billion issued to the Canadian and Ontario governments (collectively)

	•	$6.5 billion issued to New VEBA

In connection with the bankruptcy filings, GM and certain of its subsidiaries expect to enter into a secured superpriority debtor–in-possession credit agreement with the U.S. Treasury and the Canadian and Ontario governments through Export Development Canada, which is expected to provide a commitment for up to $33.3 billion of debtor-in-possession financing. The debtor-in-possession credit agreement is expected to be used to fund the working capital and other requirements of the Debtors during the pendency of the reorganization cases and the wind down and liquidation of Debtors’ remaining assets following the 363 Sale and to pay off certain secured indebtedness. On June 2, 2009, the Bankruptcy Court entered an interim order authorizing GM to borrow up to $15.0 billion under the debtor-in-possession credit agreement. Availability of the remainder is subject to the further approval of the Bankruptcy Court. The debtor-in-possession financing is separate and incremental to amounts outstanding under the U.S. Treasury loan and security agreement, dated as of December 31, 2009 (as amended) of approximately $19.8 billion, additional indebtedness of $3.4 billion related to the additional notes issued (or expected to be issued) as part of the consideration for loans under the U.S. Treasury loan and security agreement and the debtor-in possession credit agreement, and $6.3 billion of funding provided (or expected to be provided) by the governments of Canada and Ontario either directly to General Motors of Canada Limited (“GM Canada”) (including the $413 million provided on April 30, 2009) or, in connection with the closing of the 363 Sale, to New GM.

Other than the $8.0 billion of debt described above under “Debt” to be owed to the U.S. Treasury and the Canadian and Ontario governments by New GM (and certain of its Canadian subsidiaries) following the 363 Sale, all amounts owed by Old GM, the other Debtors or New GM to the U.S. Treasury and the Canadian and Ontario governments under debt existing prior to the bankruptcy filings, debtor-in-possession financing or other financing to New GM in connection with the 363 Sale (excluding debt related to GM’s automotive supplier financing program and warranty program and $950.0 million of debt of Old GM owed to the U.S. Treasury) will be equitized.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

GM’s bankruptcy filing constitutes an event of default under certain indentures and fiscal and paying agency agreements pursuant to which GM has issued (or guaranteed) outstanding notes with an aggregate principal amount outstanding of approximately $27.2 billion. The occurrence of an event of default under these indentures and fiscal and paying agency agreements gives rise to acceleration rights thereunder.

In addition, our $4.5 billion secured revolving credit facility (the “Revolving Facility”) and $1.5 billion U.S. term loan provide that all amounts owing under those agreements (other than approximately $600 million owed by GM Canada under the Revolving Facility) shall immediately become due and payable without presentment, protest, demand or other notice of any kind as a result of GM’s bankruptcy filing and that the lenders’ obligation to loan additional money to GM under the secured revolving credit facility are terminated. The lenders under the Revolving Facility have agreed not to accelerate amounts owing by GM Canada under that facility for a period of 45 days from the date of GM’s bankruptcy filing, provided that no event of default, including a bankruptcy event of default, under the Revolving Facility shall occur with respect to GM Canada.

GM’s bankruptcy filing also triggers an event of default that gives rise to acceleration rights under certain other financing arrangements to which GM or a subsidiary of GM is a party. The ability of the creditors of the Debtors to seek remedies to enforce their rights against the Debtors under the debt instruments and other agreements described above is automatically stayed as a result of the filing of the reorganization cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 2, 2009, the New York Stock Exchange (“NYSE”) informed GM that it is no longer suitable for listing on the NYSE. This decision was reached by the NYSE under NYSE Rule 802.01D in view of the June 1, 2009 announcement by GM of a voluntary filing by GM and three of its domestic subsidiaries for relief under Chapter 11 of the U.S. Bankruptcy Code. All securities of GM listed on the NYSE, including its common stock, will be delisted. GM does not intend to review this determination by the NYSE.

ITEM 8.01	Other Events

On June 1, 2009, GM issued a news release regarding that the voluntary petitions for reorganization under the Bankruptcy Code filed by the Debtors. The news release is incorporated as Exhibit 99.1.

More information about GM’s chapter 11 cases is available at www.GM.com/restructuring. Bankruptcy Court filings and claims information are available at www.GMcourtdocs.com.

ITEM 9.01	Financial Statements and Exhibits

Number	Description
2.1	Master Sale and Purchase Agreement, dated June 1, 2009, by and among General Motors Corporation, Saturn LLC, Saturn Distribution Corporation, Chevrolet-Saturn of Harlem, Inc. and Vehicle Acquisition Holdings LLC

99.1	News Release dated June 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)

June 3, 2009	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus
Controller and Chief Accounting Officer

EXHIBIT INDEX

Number	Description
2.1	Master Sale and Purchase Agreement, dated June 1, 2009, by and among General Motors Corporation, Saturn LLC, Saturn Distribution Corporation, Chevrolet-Saturn of Harlem, Inc. and Vehicle Acquisition Holdings LLC

99.1	News Release dated June 1, 2009